UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2026

NexPoint Real Estate Finance, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-39210	84-2178264
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas 75201
(Address of principal executive offices, including zip code)

214-276-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NREF	New York Stock Exchange, NYSE Texas

8.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	NREF-PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2026, NexPoint Real Estate Finance, Inc. (the “Company”), entered into a loan agreement for a $375.0 million senior secured term loan (the “Facility”) with Mizuho Capital Markets LLC (“Mizuho”), as lender. Borrowings under the Facility are secured by certain investment assets and related collateral (the “Pledged Assets”) pledged by the Company and certain subsidiaries of the Company. The Facility is full-term, interest only and matures on May 1, 2029, with two six-month extension periods solely at the option of the Company. The Company drew $310.0 million under the Facility on April 29, 2026.

In connection with entering into the Facility, the Company used $185.2 million of proceeds to repay the Company’s 5.75% senior unsecured notes due May 1, 2026.

The Facility bears interest at a variable rate equal to the daily compounded secured overnight financing rate, subject to an interest rate floor of 2.0%, plus 4.0% per annum. Concurrent with the issuance of the Facility, the Company entered into a Total Return Swap (“TRS”) transaction with Mizuho. Under the TRS transaction, the Company has agreed to make periodic payments to Mizuho based on a variable rate of interest equal to USD-SOFR rate as defined in the 2021 ISDA Interest Rate Derivatives Definitions (“USD-SOFR”), subject to a floor of 2.00%, plus 2.45% per annum during a specified period in return for periodic payments by Mizuho to the Company based on interest due on the Facility. The TRS transaction has the effect of reducing the Company’s net interest cost associated with the Facility. The TRS transaction has an initial notional amount of $310.0 million and reduces the Company’s net interest cost to a rate equal to USD-SOFR, subject to a floor of 2.00%, plus 2.45%.

The Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants providing for a minimum consolidated fixed charge coverage ratio and a maximum net debt to equity ratio.

Borrowings under the Facility may be voluntarily prepaid, in whole or in part, without premium or penalty at any time following April 29, 2028. Prior to April 29, 2028, any prepayment will be subject to a prepayment premium equal to the present value of 3.75% per annum of the outstanding amount being prepaid for the period from the date of prepayment up to April 29, 2028, discounted at a rate equal to then-current mid-market swap rates on the date of such prepayment. Amounts prepaid may not be reborrowed under the Facility. With regard to certain repayments of Pledged Assets, the Company must use (1) 100% of such repayments to prepay the Facility until the Facility is repaid by $55.0 million, then (2) 75% of such subsequent repayments to prepay the Facility until the Facility is repaid, in the aggregate, by $125.0 million and then (3) 50% of such subsequent repayments to prepay the Facility until the Facility is fully repaid. Such mandatory prepayments will not be subject to any premium or penalty.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated April 29, 2026, by and between NexPoint Real Estate Finance, Inc., as borrower, and Mizuho Capital Markets LLC, as lender.
10.2	Security Agreement, dated April 29, 2026, by and among the pledgors signatory thereto and Mizuho Capital Markets LLC, as lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPOINT REAL ESTATE FINANCE, INC.
By:	/s/ Paul Richards
Name:	Paul Richards
Title:	Chief Financial Officer, Executive VP-Finance, Assistant Secretary and Treasurer
Date: April 30, 2026